Exhibit 4
FEDERAL HOME LOAN BANK
OF CINCINNATI
CAPITAL PLAN
As amended through December 1, 2008.

i

ii

Capital Plan of the
Federal Home Loan Bank of Cincinnati
ARTICLE I
PURPOSE
     The purpose of this Capital Plan is to provide for the governance and the regulation of the capital structure of the Federal Home Loan Bank of Cincinnati, consistent with the requirements of the Federal Home Loan Bank Act, as amended, and the Regulations of the Federal Housing Finance Board under that Act.
ARTICLE II
DEFINITIONS
     “Act” means the Federal Home Loan Bank Act, as amended, 12 U.S.C. § 1421, et seq.
     “Activity Stock” means the actual number of shares of Class B Stock owned by a Member and used to capitalize, as applicable, the Member’s three types of Mission Asset Activity with the FHLBank.
     “Activity Stock Account” means the account maintained by the FHLBank on the FHLBank’s books and records for each Member, which account reflects the actual number of shares of Activity Stock owned by the Member.
     “Cancellation Fee” means the fee the FHLBank charges a Member when the Member cancels a Redemption Notice pursuant to Section VI.7.d. or a Withdrawal Notice pursuant to Section 8.b. or when a Redemption Notice automatically is cancelled pursuant to Section VI.7.e. of this Capital Plan.
     “Cancellation Notice” means the written notice, substantially in the appropriate form prescribed by the FHLBank from time to time, given to the FHLBank by any Member to cancel a Redemption Notice or a Withdrawal Notice, as the case may be.
     “Capital Plan” means this Capital Plan.
     “Capital Requirements” means the minimum permissible capital to asset ratios to be maintained by the FHLBank under the Finance Board’s capital rule.

     “Charges Against the Capital of the FHLBank” means an other than temporary decline in the FHLBank’s total equity that causes the value of the total equity to fall below the FHLBank’s aggregate capital stock amount.
     “Class B Stock” means the Class B Stock issued under this Capital Plan to the Members of the FHLBank.
     “Effective Date” means December 30, 2002 (or such other date selected by the FHLBank which is not more than 12 months from the date this Capital Plan is approved by the Finance Board), on which date each Member’s stock shall be converted on the books and records of the FHLBank into shares of Class B Stock.
     “Excluded Mission Asset Activity” means the aggregate of the current unpaid principal balance and the current dollar amount of mandatory delivery contracts under the Mortgage Purchase Program purchased or traded, and recorded on the books and records of the FHLBank, as of the earlier of (i) the Effective Date; or (ii) a date determined by the FHLBank in its sole discretion. Notwithstanding any other provision of this Capital Plan, a Member’s Excluded Mission Asset Activity shall be disregarded in all allocations of shares of Class B Stock to that Member’s Membership Stock, Activity Stock and Member Excess Stock Accounts and in any calculation of that Member’s Required Shares of Membership Stock and Activity Stock. No Member shall be required to purchase any shares of the FHLBank’s capital stock to capitalize its Excluded Mission Asset Activity.
     “FHLBank” means the Federal Home Loan Bank of Cincinnati.
     “FHLBank Excess Stock” means the total par value (or resulting number of shares) of Class B Stock owned by all Members minus the sum of (i) the par value of Class B Stock allocated by the FHLBank to the Members’ Membership Stock Accounts, (ii) the total of the par value of Class B Stock resulting from multiplying each type of Members’ Mission Asset Activity by its applicable Maximum Allocation Percentage, (iii) the par value of shares of Member Excess Stock which are reserved for Members’ exclusive use as provided in Section VI.5.c. and (iv) the par value of shares of Member Excess Stock which are the subject of outstanding Redemption and Withdrawal Notices.
     “FHLBank’s Board” means the Board of Directors of the Federal Home Loan Bank of Cincinnati.
     “Finance Board” means the Federal Housing Finance Board.
     “Maximum Allocation Percentage” means for each Member and for each type of Mission Asset Activity, the highest permissible percentage (as established pursuant to Section VI.4.a.iii.) of the Member’s par value of Class B Stock in its Activity Stock Account allocated to support that type of Mission Asset Activity.

     “Maximum Dollar Amount” means the maximum par value of FHLBank Excess Stock that may be designated by the FHLBank to capitalize the total of all types of a single Member’s Mission Asset Activity.
     “Member” means an institution that has been approved for membership in the FHLBank and has purchased the requisite number of shares of Class B Stock to satisfy such institution’s Membership Stock Account.
     “Member Excess Stock” means the total par value (or resulting number of shares) of Class B Stock owned by any Member minus the sum of (i) the par value of Class B Stock allocated by the FHLBank to the Member’s Membership Stock Account; and (ii) the total of the par value of Class B Stock resulting from multiplying each type of the Member’s Mission Asset Activity by its applicable Maximum Allocation Percentage. If this calculation results in a negative number, the FHLBank shall, for internal bookkeeping purposes only, show a negative number of shares of Excess Stock for the Member; however, the Member’s Member Excess Stock Account shall reflect that the Member actually owns no shares of Member Excess Stock.
     “Member Excess Stock Account” means the account maintained by the FHLBank on the FHLBank’s books and records for each Member, which account reflects the actual number of shares of Member Excess Stock owned by the Member.
     “Membership Stock” means the actual number of shares of Class B Stock owned by each Member as is required to become a Member or to maintain membership status with the FHLBank.
     “Membership Stock Account” means the account maintained by the FHLBank on the FHLBank’s books and records for each Member, which account reflects the number of shares of Membership Stock owned by the Member.
     “Minimum Allocation Percentage” means for each Member and for each type of Mission Asset Activity, the lowest permissible percentage (as established pursuant to Section VI.4.a.iii.) of the Member’s par value of Class B Stock owned and in its Activity Stock Account allocated to support that type of Mission Asset Activity.
     “Mission Asset Activity” means the following three types of Member activity: (i) the unpaid principal balance of advances, (ii) funds and rate advance commitments and (iii) the unpaid principal balance of purchases of mortgage loans and mandatory delivery contracts under the Mortgage Purchase Program, in each case as held on the books and records of the FHLBank. Mission Asset Activity does not include Excluded Mission Asset Activity.

     “Opt-Out Date” means October 31, 2002 (or, if the Effective Date is a date other than December 30, 2002, the date which is 60 days prior to the Effective Date), which shall be the last date by which a Member’s Opt-Out Withdrawal Notice must be received by the Finance Board and the FHLBank in order for the Member’s existing shares of FHLBank capital stock not to be converted to Class B Stock on the Effective Date.
     “Opt-Out Withdrawal Notice” means the written notice, substantially in the form prescribed by the FHLBank, required to be submitted to the Finance Board and the FHLBank by a Member to withdraw as a Member of the FHLBank and to have its shares of FHLBank capital stock redeemed on the Effective Date in accordance with this Capital Plan, the Act and the Regulations.
     “Permanent Capital” means the retained earnings of the FHLBank, determined in accordance with accounting principles generally accepted in the United States (GAAP), plus the amount paid-in for the FHLBank’s Class B Stock.
     “Redemption Notice” means the written notice, substantially in the form prescribed by the FHLBank from time to time, required to be submitted by a Member intending to redeem shares of its Class B Stock. Unless it has been cancelled, a Redemption Notice shall become effective at the end of its Redemption Period.
     “Redemption Period” means the five- (5-) year period beginning on the date a Redemption Notice is received by the FHLBank.
     “Regulations” means the Code of Federal Regulations Title 12 — Banks and Banking Chapter IX - Federal Housing Finance Board. Reference to any particular Section of the Regulations means that Section as it may be amended from time to time or such other applicable successor Section, rule, order or procedure then in effect.
     “Required Shares” means the total number of shares of Class B Stock actually owned by a Member pursuant to this Capital Plan in the Member’s Membership Stock Account and Activity Stock Account and shall not include any shares of Member Excess Stock or FHLBank Excess Stock.
     “Risk-Based Capital Requirement” means the dollar-amount sum of the FHLBank’s credit risk, market risk, and operations risk, to be measured by the FHLBank in accordance with the rules and Regulations of the Finance Board.
     “Stock Dividend” means the dividends declared by the FHLBank’s Board and paid to Members in the form of additional shares of Class B Stock.

     “Total Assets” means a Member’s total assets as disclosed by the Member pursuant to applicable industry standard regulatory reporting requirements.
     “Withdrawal Notice” means the written notice, substantially in the form prescribed by the FHLBank from time to time, required to be submitted by a Member intending to withdraw as a Member of the FHLBank. Unless it has been cancelled, a Withdrawal Notice shall become effective at the end of its Withdrawal Period.
     “Withdrawal Period” means the five- (5-) year period beginning on the date a Withdrawal Notice is received by the FHLBank.
ARTICLE III
FHLBANK DIRECTORS’ ELIGIBILITY, APPOINTMENT, AND ELECTIONS
     1. Designation of Elective Directorships. There shall be at least fourteen (14) directors on the FHLBank’s Board. Of that number, at least eight (8) will be elective directors. The Finance Board shall conduct the annual designation of directorships for the FHLBank based upon the number of Required Shares determined by the FHLBank to be owned by the Members in each state based upon each Member’s position as of December 31 of the preceding calendar year. Each Member shall be entitled to vote with respect to those elective directorships designated by the Finance Board to represent the state in which the Member is organized and/or located.
     2. Number of Votes. For each directorship that is to be filled in an election, each Member located in the state to be represented by such directorship shall be entitled to cast one vote for each Required Share of Class B Stock determined by the FHLBank to be owned by the Member based upon its position as of December 31 of the preceding calendar year; provided, however, that the number of votes any Member may cast for any one directorship shall not exceed the average number of the Required Shares determined by the FHLBank to be owned by all Members located in that state, based upon each Member’s position as of December 31 of the preceding calendar year.
ARTICLE IV
MEMBERS OF THE FHLBANK
     1. In General. Any building and loan association, savings and loan association, cooperative bank, homestead association, insurance company, savings bank, or any insured depository institution (as defined in Section 1422 of the Act) shall be eligible to be or become a Member of the FHLBank, provided such institution:

     a. is already a Member of the FHLBank in good standing; or
     b. is duly organized under the laws of (i) the United States, (ii) the states of Kentucky, Ohio or Tennessee or (iii) such other states as are located within the FHLBank’s district; and
     c. is subject to inspection and regulation under the banking laws, or under similar laws, of the state in which it is organized and/or located or of the United States; and
     d. makes such home mortgage loans as, in the judgment of the Finance Board, are long-term loans (except that in the case of a savings bank, this Section IV.1.d. shall apply only if, in the judgment of the Finance Board, such savings bank’s time deposits, as defined in Section 19 of the Federal Reserve Act, warrant making such loans); and
     e. has a financial condition such that advances may be safely made to such institution; and
     f. the character of its management and its home-financing policy are consistent with sound and economical home financing.
     2. Additional Eligibility Requirement for Insured and Non-Insured Depository Institutions. An insured depository institution other than a community financial institution must have at least ten percent (10%) of its Total Assets in residential mortgage loans. A non-insured depository institution must have mortgage-related assets that reflect a commitment to housing finance as determined by the Finance Board in its discretion.
     3. Ownership Rights. The FHLBank’s retained earnings, surplus, undivided profits, and equity reserves are owned by the holders of the FHLBank’s Class B Stock. Each such item is allocated to those holders according to each holder’s proportionate share of total Class B Stock. The holders’ interest in such items will be realized at the time the FHLBank is liquidated, or periodically as declared by the FHLBank through dividend (pursuant to Section VI.5.b.) and/or capital distributions, and then only to such holders as are currently holding shares of Class B Stock in proportion to each holder’s then current Class B Stock holdings.
ARTICLE V
FHLBANK CAPITAL REQUIREMENTS
     1. Risk Management. Before this Capital Plan may take effect, the FHLBank shall obtain Finance Board approval of the market risk model to be used by the FHLBank to calculate the market risk component of its risk-based capital requirement, and for the risk assessment procedures and controls (whether established as part of its risk management policy or otherwise) to be used to manage the FHLBank’s credit risk, market risk, and operations risk.
     2. Total Capital Requirements. The FHLBank shall maintain at all times: (a) total capital in an amount at least equal to four percent (4%) of the FHLBank’s total assets; and (b) a leverage ratio of total capital to total assets of at least five percent (5%) of the FHLBank’s total assets. For purposes of determining the leverage ratio, total capital shall be computed by multiplying the FHLBank’s Permanent Capital by one hundred fifty percent (150%) and adding to the product thereof all other components of capital. The FHLBank acknowledges the Finance Board may from time to time adjust the Capital Requirements, and if it does so, this Section V.2. shall be deemed to automatically be amended to reflect the same.
     3. Risk-Based Capital Requirement. The FHLBank shall maintain at all times Permanent Capital in an amount at least equal to the sum of its credit risk capital requirement, its market risk capital requirement, and its operations risk capital requirement, calculated in accordance with the rules and Regulations of the Finance Board.
     4. Credit Risk Capital Requirement. The FHLBank’s credit risk capital requirement shall be equal to the sum of the FHLBank’s credit risk capital charges for all assets, off-balance sheet items and derivative contracts in compliance with the rules and Regulations of the Finance Board.
     5. Market Risk Capital Requirement. The FHLBank’s market risk capital requirement shall equal the sum of: (i) the market value of the FHLBank’s portfolio at risk from movements in interest rates, foreign exchange rates, commodity prices, and equity prices that could occur during periods of market stress, where such market value of the FHLBank’s portfolio at risk is determined using an internal market risk model that shall be approved by the Finance Board; and (ii) the amount, if any, by which the FHLBank’s current market value of total capital is less than eighty-five percent (85%) of the FHLBank’s book value of total capital, where: (A) the current market value of the total capital is calculated by the FHLBank using the internal market risk model approved by the Finance Board; and (B) the book value of total capital is the same as the amount of total capital reported by the FHLBank to the Finance Board under §932.7 of the Regulations.
     6. Operations Risk Capital Requirement. Except as approved by the Finance Board, the FHLBank’s operations risk capital requirement shall at all times equal thirty percent (30%) of the sum of the FHLBank’s credit risk capital requirement and market risk capital requirement.

ARTICLE VI
CAPITAL STOCK
     1. Issuance of Stock. The capital stock of the FHLBank may be issued only in accordance with Section 931.2 of the Regulations and only to Members of the FHLBank and may be held only by Members and, as provided in Section VI.8.d., former Members of the FHLBank. The FHLBank shall initially issue one class of capital stock, Class B Stock, as such stock is defined by the Act. There shall be no Class A Stock, as such stock is defined in the Act, or subclasses of Class B Stock issued. Subject to Section III.2, all shares of Class B Stock shall have the same rights and preferences. Each share of Class B Stock shall be issued at a par value of One Hundred Dollars ($100) per share. The FHLBank shall be entitled to issue an unlimited number of shares of Class B Stock. Any shares of Class B Stock which are repurchased, redeemed or otherwise reacquired by the FHLBank shall be deemed cancelled and subsequently may be reissued. The FHLBank reserves the right to authorize the issuance of Class A Stock and/or subclasses of Class B Stock, subject to Finance Board approval. A Member shall not be permitted to purchase shares of Class B Stock other than as set forth in this Capital Plan. Shares of the FHLBank’s capital stock shall not be certificated, but rather held in book entry form on the records of the FHLBank. The FHLBank shall serve as transfer agent for all shares of its capital stock on its capital stock register. Any transactions affecting the FHLBank’s capital stock register shall be made and deemed effective at the end of the applicable business day.
     2. Allocation of Class B Stock. Each Member’s Class B Stock shall be allocated by the FHLBank to one (1) of three (3) distinct accounts: a Membership Stock Account, an Activity Stock Account, and a Member Excess Stock Account. Each share of Class B Stock may be allocated to only one (1) of the three (3) distinct accounts at a time; and a Member’s total number of shares of Class B Stock shall be determined by adding the number of shares of Class B Stock in each of the Member’s three (3) distinct accounts. Additionally, each share of Class B Stock allocated to a Member’s Activity Stock Account may be allocated to only one (1) of the three (3) distinct types of Mission Asset Activity at a time. Shares may be reallocated from time to time among the types of Mission Asset Activity as the Member’s activity changes. A Member’s shares of Class B Stock (whether acquired on the Effective Date or later acquired through purchase or by Stock Dividend) shall be first allocated to its Membership Stock Account. Once a Member’s Membership Stock Account requirement is satisfied, the Member’s remaining Class B Stock shall be next allocated to its Activity Stock Account, and then to its Member Excess Stock Account. Transfers made between and among the accounts for any particular Member shall be made by the FHLBank based upon the following rules:
     a. Membership Stock Account. Membership Stock is the actual number of shares of Class B Stock owned by a Member as required to become a Member of or to retain membership status in the FHLBank. The number of shares of a Member’s Class B Stock allocated to the Member’s Membership Stock Account shall be calculated as a percentage, or range of percentages, of the Member’s Total Assets and shall be determined by the FHLBank yearly or more frequently as directed by the FHLBank’s Board, in accordance with Section VI.4.a.
     b. Activity Stock Account. Activity Stock is the actual number of shares of Class B Stock owned by a Member and used to capitalize (in whole or in part) the Member’s Mission Asset Activity with the FHLBank. The number of shares of Class B Stock allocated to a Member’s Activity Stock Account at any time shall ensure that, for each type of Mission Asset Activity, the ratio of the par value of the Member’s Activity Stock to that type of Member’s Mission Asset Activity is at least as large as its applicable Minimum Allocation Percentage, and no larger than its applicable Maximum Allocation Percentage. For each type of Mission Asset Activity, the Minimum Allocation Percentage and the Maximum Allocation Percentage may be adjusted by the FHLBank’s Board to facilitate compliance with the FHLBank’s Capital Requirements as specified in the Act and the Regulations or as directed by the Finance Board.
     c. Member Excess Stock Account. A Member’s Member Excess Stock is the total par value of Class B Stock owned by the Member minus the sum of (i) the par value of Class B Stock allocated by the FHLBank to the Member’s Membership Stock Account, and (ii) the total of the par values of Class B Stock that results from multiplying each type of the Member’s Mission Asset Activity by its applicable Maximum Allocation Percentage. If a Member’s Member Excess Stock is a positive number, the Member actually owns Member Excess Stock equal to such positive number. If a Member’s Member Excess Stock is a negative number, the Member actually owns no excess stock and is, by definition, utilizing some portion of the FHLBank’s Excess Stock to capitalize its Mission Asset Activity.
     d. Timing of Transactions. All transactions made on the books and records of the FHLBank shall be made and deemed effective at the end of the applicable business day.
     3. Implementation of Capital Plan.
     a. Election to Opt-Out of Capital Plan. A Member that does not wish to have its existing FHLBank capital stock converted into Class B Stock on the Effective Date must determine to withdraw as a member of the FHLBank and must file an Opt-Out Withdrawal Notice with the Finance Board and the FHLBank on or before the Opt-Out Date. If a Member’s Opt-Out Withdrawal Notice is timely filed, and has not for any reason been rejected by the Finance Board, the Member’s membership in the FHLBank shall terminate on the Effective Date. Thereafter, subject to Section VI.8.d., such institution (1) shall be deemed to have surrendered all its existing capital stock to the FHLBank against receipt of payment by the FHLBank of the par value of those shares of stock in immediately available funds (less any shares representing obligations due and owing by the institution to the FHLBank, which shall be liquidated in an orderly manner in accordance with the FHLBank’s practice for shares held by an institution which has withdrawn from membership in the FHLBank as provided in Section VI.8.d.), and (ii) shall not be entitled to any other rights or privileges accorded to Members; provided, however, that the institution may receive dividends earned pursuant to Section VI.5.b., to the extent that those dividend payments exceed any such obligations due and owing to the FHLBank.
     Any Member that is in the process of withdrawing on the Effective Date but did not file its Opt-Out Withdrawal Notice on or before the Opt-Out-Date shall have its existing capital stock converted into Class B Stock on the Effective Date, and the effective date of withdrawal of the Member shall be established in accordance with the requirements of Sections 925.26(b) and (c) of the Regulations, as implemented by the withdrawal and redemption provisions of this Capital Plan, except that the applicable stock redemption period calculated pursuant to Section 925.26(c) of the Regulations shall commence on the date the Member first submitted the Opt-Out Withdrawal Notice to the Finance Board.
     b. Conversion of Existing Stock. The initial issuance of Class B Stock under this Capital Plan shall be consummated by a book entry exchange, by the FHLBank on behalf of each of the Members, of all of the Members’ existing capital stock (carried on the FHLBank’s books as of the Effective Date) for Class B Stock (also to be carried on the FHLBank’s books) on an equal share-for-share basis. The conversion shall be completed after the close of business on the Effective Date. There shall be no transition period for conversion or implementation. On the Effective Date, each Member’s Class B Stock shall be designated by the FHLBank to the Member’s Membership Stock Account, Activity Stock Account, and Member Excess Stock Account, as provided for herein.
     c. Procedure.
     i. Approval by the Finance Board. Implementation of the Capital Plan is subject to Finance Board approval.
     ii. Effective Date. Each Member having on the Effective Date an insufficient number of shares of Class B Stock to satisfy the Member’s required Membership Stock Account, as determined by the FHLBank, shall be required immediately to purchase additional shares of Class B Stock in an amount sufficient to satisfy the Member’s Membership Stock Account. After a Member has the number of shares of Class B Stock necessary to satisfy its Membership Stock Account, the Member shall satisfy its Activity Stock Account. Each Member having on the Effective Date a number of shares of Class B Stock (not including Membership Stock) that does not satisfy the applicable Minimum Allocation Percentages applied to each type of the Member’s Mission Asset Activity shall be required immediately to purchase additional shares of Class B Stock sufficient to satisfy the Minimum Allocation Percentage for each type of Mission Asset

Activity. Each Member having on the Effective Date a total number of shares of Class B Stock (not including Membership Stock) that satisfies the applicable Minimum Allocation Percentage, but that does not satisfy the Maximum Allocation Percentage for each type of Mission Asset Activity, shall be required to utilize a par value amount of the FHLBank’s Excess Stock (subject to Section VI.4.b.) such that the sum of the Member’s par value of Activity Stock and the par value the Member utilizes of the FHLBank’s Excess Stock divided by the specific type of Member’s Mission Asset Activity satisfies each applicable Maximum Allocation Percentage. Each Member’s Member Excess Stock Account shall be determined in accordance with Section VI.2.c.
     iii. Estimate of Class B Stock Accounts. Between thirty (30) and sixty (60) calendar days before the Opt-Out Date, the FHLBank shall notify each Member of the estimated number of shares of Class B Stock that will be allocated by the FHLBank to the Member’s three (3) stock accounts, and inform each Member if there is a likelihood the Member may be required to purchase additional shares of Class B Stock and of the method by which a Member should calculate the number of shares of Class B Stock which it will be required to hold upon implementation of the Capital Plan.
     iv. Purchase of Additional Shares. On or before the Effective Date, each Member which will, or is likely to, be required to purchase additional shares of Class B Stock upon implementation of the Capital Plan shall place sufficient immediately available funds in its demand deposit account with the FHLBank to cover any share purchase that will or may be required. On the Effective Date, the FHLBank shall be entitled to complete any share purchase which a Member is required to make by drawing down the funds in the Member’s demand deposit account.
     4. Minimum Investment by Members.
     a. Required Shares. Each Member shall own at all times its Required Shares of Class B Stock. There are two components to Required Shares: Membership Stock and Activity Stock.
     i. Required Shares of Membership Stock. The sum of the Membership Stock of all Members shall capitalize the FHLBank’s investment securities and minimum liquidity (as determined by the FHLBank). The number of shares of a Member’s Class B Stock allocated to the Member’s Membership Stock Account shall be calculated on the basis of the Member’s Total Assets within a range of declining percentages from no more than three-tenths of one percent (0.30%) to no less than three-hundredths of one percent (0.03%), subject, however, to a minimum Membership Stock investment requirement of no less than One Thousand Dollars

($1,000) or more than Fifty Thousand Dollars ($50,000) and a maximum Membership Stock investment requirement of no less than Twenty-Five Million Dollars ($25,000,000) or more than Two Hundred Million Dollars ($200,000,000). The FHLBank’s Board of Directors may set different applicable percentages and different minimum and maximum Membership Stock investment requirements within each of the foregoing ranges, as illustrated on Schedule A to this Capital Plan. The amounts set from time to time shall be subject to periodic review and adjustment as determined by the FHLBank’s Board. The initial range of percentages and initial minimum and maximum Membership Stock investment requirements in effect as of the effective date of this amended Section VI.4.a.i. shall be fifteen-hundredths of one percent (0.15%) to three hundredths of one percent (0.03%), One Thousand Dollars ($1,000) and One Hundred Million Dollars ($100,000,000), respectively. Any change to such percentages or maximum or minimum Membership Stock investment requirement shall be announced with at least thirty (30) days prior written notice to all Members before implementation of the change.
     If the number of shares of Class B Stock a Member is required to hold in its Membership Stock Account decreases, such shares shall be first allocated to the Member’s Activity Stock Account, up to the applicable Maximum Allocation Percentages as applied to each type of the Member’s Mission Asset Activity. Any remaining shares of Class B Stock shall then be allocated to the Member’s Excess Stock Account. If the number of shares of Class B Stock a Member is required to hold in its Membership Stock Account increases, such additional shares shall be allocated from the Member’s Excess Stock Account to the Member’s Membership Stock Account. If, at the time of such increase, the Member has no or an insufficient amount of Member Excess Stock to satisfy its Membership Stock Account requirement or there is insufficient amount of FHLBank Excess Stock, or the FHLBank is not then in compliance with the requirements of this Capital Plan, the Act or the Regulations, the Member shall be required to purchase (on the effective date of the change specified in the notice) additional shares of Class B Stock to satisfy its Membership Stock Account requirement. A Member may not utilize any other Member’s portion of FHLBank Excess Stock or its own Activity Stock to satisfy its Membership Stock Account requirement. (As amended December 1, 2008, effective January 5, 2009.)
     ii. New Member Membership Stock Purchase Requirement. From the date of approval of an institution’s membership application by the FHLBank, the institution shall be granted sixty (60) calendar days in which to purchase the number of shares of Class B Stock necessary to satisfy its Membership Stock Account. The institution may not, however, engage in any Mission Asset Activity with the FHLBank until the institution has purchased all of its Required Shares.

     iii. Required Shares of Activity Stock The number of shares of Class B Stock allocated to a Member’s Activity Stock Account at any time shall ensure that, for each type of Mission Asset Activity, the ratio of the par value of the Member’s Activity Stock to that type of the Member’s Mission Asset Activity is at least as large as its applicable Minimum Allocation Percentage and no larger than its applicable Maximum Allocation Percentage. Initially upon the Effective Date, for types i and ii of a Member’s Mission Asset Activity, the Minimum Allocation Percentage shall be two percent (2%) and the Maximum Allocation Percentage shall be four percent (4%); and for type iii of a Member’s Mission Asset Activity, the Minimum Allocation Percentage shall be zero percent (0%) and the Maximum Allocation Percentage shall be four percent (4%). Such percentages may be periodically adjusted between one percent (1%) and six percent (6%), inclusive, for types i and ii of the Member’s Mission Asset Activity, and between zero percent (0%) and six percent (6%), inclusive, for type iii of the Member’s Mission Asset Activity as determined by the FHLBank’s Board, with at least thirty (30) days prior written notice to all members.
The number of shares of Class B Stock a Member shall hold in its Activity Stock Account may fluctuate with the Member’s Mission Asset Activity. An increase in any type of a Member’s Mission Asset Activity first shall be capitalized, pursuant to Section VI.4.b., by a reallocation of the Member’s Member Excess Stock (to the extent the Member holds a sufficient number of shares of Member Excess Stock and provided there are sufficient shares of FHLBank Excess Stock available) to the Member’s Activity Stock Account at the appropriate Maximum Allocation Percentage for that type of Mission Asset Activity. In such an event, the Member shall not be permitted to purchase additional shares of Class B Stock; and the Member’s Member Excess Stock Account shall be reduced by the number of shares of Member Excess Stock reallocated to its Activity Stock Account. To the extent a Member has an insufficient number of shares of Member Excess Stock to capitalize all of an increase to its Mission Asset Activity, the portion of the incremental Mission Asset Activity not so capitalized by the Member’s Activity Stock shall be capitalized by FHLBank Excess Stock at the appropriate Maximum Allocation Percentage for that type of Mission Asset Activity pursuant to Section VI.4.b. In such an event, the Member shall not be permitted to purchase additional shares of Class B Stock, and the amount of FHLBank Excess Stock shall be reduced by the number of shares allocated from the Member’s Member Excess Stock and by the number of additional shares of other Members’ portion of the FHLBank Excess Stock used to capitalize the incremental Mission Asset Activity. If the FHLBank has insufficient FHLBank Excess Stock, in the FHLBank’s sole discretion, to permit utilization of the FHLBank Excess Stock to capitalize all or a portion of a Member’s incremental Mission Asset Activity, the Member, regardless of whether it holds Member Excess Stock, shall be required to purchase (on the effective date of the change specified in the notice) additional shares of Class B Stock, at the appropriate Maximum Allocation Percentage for that type of Mission Asset Activity, to capitalize the portion of the incremental Mission Asset Activity not capitalized with FHLBank Excess Stock.
If, after a decrease in a Member’s Mission Asset Activity, the number of shares of Class B Stock in the Member’s Activity Stock Account is less than the number required to capitalize the Member’s remaining Mission Asset Activity at the applicable Maximum Allocation Percentages for the different types of Mission Asset Activity, the number of shares of Class B Stock in the Member’s Activity Stock Account shall not change. If, after a decrease in a Member’s Mission Asset Activity, the number of shares in the Member’s Activity Stock Account is greater than the number required to capitalize the Member’s remaining Mission Asset Activity at the applicable Maximum Allocation Percentages for the different types of Mission Asset Activity, the extra shares shall be allocated to the Member’s Member Excess Stock Account.
     b. FHLBank Excess Stock. FHLBank Excess Stock is the total par value of Class B Stock owned by all Members minus the sum of (i) the par value of Class B Stock allocated by the FHLBank to the Members’ Membership Stock Accounts, (ii) the total of the par values of Class B Stock resulting from multiplying each type of Members’ Mission Asset Activity by its applicable Maximum Allocation Percentage, (iii) the par value of shares of Member Excess Stock which are reserved for Members’ exclusive use as provided in Section VI.5.c. and (vi) the par value of shares of Member Excess Stock which are the subject of outstanding Redemption and Withdrawal Notices. Other Members’ portions of FHLBank Excess Stock may not be utilized, under any circumstances, to satisfy a Member’s Membership Stock Account. Each Member’s Member Excess Stock (not otherwise reserved for its exclusive use or excluded from FHLBank Excess Stock because it is the subject of an outstanding Redemption or Withdrawal Notice), shall be pooled into FHLBank Excess Stock and made available to all Members to capitalize Mission Asset Activity at a rate equal to the applicable Maximum Allocation Percentage for each type of Mission Asset Activity. If at any time the FHLBank, in its sole discretion, has determined that FHLBank Excess Stock may not be used to capitalize incremental Mission Asset Activity, or if any of the FHLBank’s Capital Requirements are not satisfied, a Member (regardless of whether the Member has shares of Class B Stock allocated to its Member Excess Stock Account) seeking to capitalize an increase in its Mission Asset Activity shall be required to purchase an additional amount of Class B Stock at a rate at least equal to the applicable Maximum Allocation Percentage of the type of Member’s incremental Mission Asset Activity. With respect to utilization of FHLBank Excess Stock by the Members, the following shall apply:
     i. Percentage Limitation. Each Member must at all times retain in its own Activity Stock Account a number of shares of Class B Stock sufficient to satisfy the Minimum Allocation Percentages for each type of Mission Asset

Activity then engaged in by the Member. If a Member is at the Minimum Allocation Percentage for a type of Mission Asset Activity and desires to increase that type of Mission Asset Activity and is not at the applicable Minimum Allocation Percentage for the other type(s) of Mission Asset Activity, the Member’s Activity Stock will be reallocated from the other type(s) of Mission Asset Activity to the respective Minimum Allocation Percentage(s). If such reallocation does not provide sufficient Class B Stock to support the Member’s increased Mission Asset Activity, the Member shall be required to purchase additional shares of Class B Stock in an amount that will maintain the applicable Minimum Allocation Percentage.
     ii. Maximum Dollar Amount. Initially, no Member may use more than Two Hundred Million Dollars ($200,000,000) (exclusive of the par value of the Member’s Member Excess Stock Account) of available FHLBank Excess Stock as the Maximum Dollar Amount. If a Member reaches the Maximum Dollar Amount and desires to increase its Mission Asset Activity, the Member shall be required to purchase additional shares of Class B Stock, at the applicable Maximum Allocation Percentage for the specific type of Mission Asset Activity, to capitalize that type of incremental Mission Asset Activity. The FHLBank shall retain sole discretion to adjust the Maximum Dollar Amount from time to time.
     5. Dividends.
     a. In General. The FHLBank may pay dividends on its capital stock only out of previously retained earnings or current net earnings (as determined by the FHLBank in accordance with Generally Accepted Accounting Principles). The FHLBank’s Board shall determine the dividend rate.
     b. Scheduled Dividend Payments. Dividends shall be paid at the FHLBank’s discretion to Members based upon the average total number of shares of Class B Stock actually owned by a Member during the period for which the distribution is to be made. The number of shares of Class B Stock actually owned by a Member in such period shall be determined based upon the number of days or the percentage of the period each share of Class B Stock was owned by the Member (regardless of whether the Member holds such share on the date the dividend is paid). Dividends, if declared and paid, shall be paid quarterly, except as otherwise declared by the FHLBank’s Board, and shall be noncumulative. Dividends earned in any given period shall be paid on or about the last calendar day of such period. Dividends may be made in the form of additional shares of Class B Stock, in cash, in any combination thereof, or in such other form as the FHLBank may determine at the time of such dividend distribution.
     c. Period of Exclusive Use. Stock Dividends paid shall be first allocated to a Member’s Membership Stock Account. If, after a Member’s Membership Stock Account is satisfied, the Member has additional shares of Class B Stock resulting from a Stock Dividend, the FHLBank shall allocate such additional shares to the Member’s Activity Stock Account to the extent the Member’s Mission Asset Activity is capitalized by the Member’s Activity Stock at less than the Maximum Allocation Percentage. If, after a Member’s Membership Stock Account is satisfied and the total number of shares in its Activity Stock Account satisfies the Maximum Allocation Percentages for each type of the Member’s Mission Asset Activity, the Member has additional shares of Class B Stock resulting from a Stock Dividend, such shares shall be allocated to the Member’s Member Excess Stock Account. A Member receiving such Stock Dividends, and having incremental shares of Class B Stock in its Member Excess Stock Account as a result of such Stock Dividends, shall have, for the three- (3)- month period immediately following the Stock Dividend payment, exclusive rights to utilize such Stock Dividends to capitalize the Member’s (and only the Member’s) incremental Mission Asset Activity.
     d. Limitation of Issuance. The FHLBank shall not, under any circumstances, declare or pay any dividends on its capital stock if in doing so (and taking into account the effect of any such dividend) the FHLBank would fail to meet any of its Capital Requirements. Nor shall the FHLBank declare any dividend on its capital stock if (i) the FHLBank is not then in compliance with any one or more of its Capital Requirements; or (ii) the FHLBank determines that to do so would create a safety and soundness issue for the FHLBank.
     e. Dividends Made In Error. If any dividends are paid in error by the FHLBank in contravention of Section VI.5.d., the Members receiving such dividends shall return to the FHLBank all such dividends paid within thirty (30) calendar days of written notification by the FHLBank. In requiring the return of such distributions, the FHLBank shall incur no liability to its Members.
     6. Transfer of Capital Stock. Any stock issued by the FHLBank shall be tradable and transferable only between the FHLBank and its Members. Any transfer shall be undertaken only in accordance with Section 931.6 of the Regulations. Upon application of the Member as set forth below and the approval of the FHLBank, a Member may transfer any number of shares of Class B Stock actually held in the Member’s Excess Stock Account to another Member of the FHLBank or to an institution that has been approved for and has satisfied all the conditions of membership in the FHLBank other than the purchase of Required Shares. Such transfers shall be made at the par value of One Hundred Dollars ($100) per share. The FHLBank shall serve as transfer agent for the Class B Stock. Any such transfer shall be effective at the end of the business day on which the transfer is recorded in the register of the FHLBank.
     A Member wishing to transfer all or a portion of its Member Excess Stock to another Member must submit a request in writing to the FHLBank at least thirty (30) days prior to the date the transfer is desired to take place (“Transfer Request”). The Transfer Request shall include: (1) the names of the Members wishing to consummate the transfer; (2) the number of shares of Class B

Stock to be transferred; (3) the desired date of transfer; (4) a brief statement as to the reason(s) for the transfer; and (5) the authorized signature of each party to the proposed transaction indicating its respective desire to execute the transfer. Upon receipt of the Transfer Request, the FHLBank shall evaluate the request and, no later than the third business day prior to the date of transfer, in its sole discretion, either approve or disapprove the transfer.
     7. Redemption and Repurchase of Capital Stock.
     a. Redemption of Member Excess Stock. A Member may request that the FHLBank redeem all or any portion of the Member’s shares of Class B Stock, without affecting the Member’s membership status, by submitting a Redemption Notice to the FHLBank. The Redemption Notice shall state the number of shares of Class B Stock targeted for redemption, and a Member may not have more than one Redemption Notice outstanding at any time covering the same shares of Class B Stock. Until the shares are redeemed, or earlier repurchased pursuant to Section VI.7.b., a Member shall continue to receive dividends on the shares of Class B Stock targeted for redemption. Subject to Sections VI.10., 11. and 12., at the end of the Redemption Period (unless the Redemption Notice has been cancelled), the FHLBank shall redeem, in accordance with Section VI.7.c., all of the shares of Class B Stock covered by the Redemption Notice that are Member Excess Stock on the date the Redemption Notice becomes effective. If the FHLBank is unable to redeem all or any portion of those shares of Class B Stock at the end of the Redemption Period because of restrictions set forth in this Capital Plan, the Act or the Regulations, the FHLBank may redeem the shares, without further notice or waiting period, when and as permitted by this Capital Plan and, if applicable, permitted or required by the Finance Board. If at any time the FHLBank is able to redeem some, but not all, of the shares of Class B Stock that are covered by effective Redemption Notices, the FHLBank shall honor the redemption requests on a first come/first served basis, based upon the date and time such Redemption Notices were marked received by the FHLBank.
     b. Repurchase of Member Excess Stock. Subject to Sections VI.10., 11. and 12., the FHLBank shall have the right at any time to repurchase, in accordance with Section VI.7.c., all or any portion of its Members’ Member Excess Stock. Any such repurchase shall be at the sole discretion of the FHLBank and shall be initiated by giving each affected Member no less than five (5) calendar days’ prior written notice. If and when the FHLBank determines to repurchase Member Excess Stock, the FHLBank shall first purchase any shares of Class B Stock for which Redemption Notices have become effective but have not been fully honored, in the order in which those Notices became effective. To the extent the FHLBank has determined to repurchase more shares of Class B Stock, it then shall repurchase those shares for which Redemption Notices have been filed but not yet become effective, in the order in which those Notices were filed. In the event the FHLBank determines to repurchase more shares of Class B Stock than are currently covered by outstanding Redemption Notices, the FHLBank shall repurchase the additional shares from each Member having a positive number of shares in its Member

Excess Stock Account in proportion to the total number of shares of Class B Stock then allocated to each Member’s Excess Stock Account.
     c. Redemption and Repurchase Price. All redemptions and repurchases of shares of Class B Stock shall be made by the FHLBank in immediately available funds at the par value of One Hundred Dollars ($100) per share. Once a share is redeemed or repurchased, pursuant to Sections VI.7.a. and VI.7.b. and subject to Section VI.5.b., the Member’s rights and privileges and the FHLBank’s obligations with respect to such share shall immediately terminate and the Member shall be deemed to have surrendered the share to the FHLBank.
     d. Cancellation of Redemption Notice. A Member shall have five (5) calendar days from the date the FHLBank receives a Redemption Notice from the Member to submit a Cancellation Notice to the FHLBank and to cancel that Redemption Notice without penalty or fee. If a Member desires to cancel a Redemption Notice after the five (5) calendar day grace period has expired, the Member may do so by providing a Cancellation Notice to the FHLBank, but the FHLBank shall charge a Cancellation Fee, as a percent of the par value of the Class B Stock referenced in the Redemption Notice, based upon the year in which the Redemption Notice is cancelled according to the following schedule: two percent (2%) in the first year, three percent (3%) in the second year, four percent (4%) in the third year, five percent (5%) in the fourth year, and six percent (6%) in the fifth year. To be effective, the Cancellation Notice must be received by the FHLBank before the Redemption Notice to which it relates becomes effective and before the FHLBank repurchases the shares of stock referenced in the Redemption Notice. From time to time, the FHLBank’s Board, in its sole discretion, may waive the Cancellation Fee if it has a bona fide business purpose for doing so and the waiver is consistent with Section 7(j) of the Act or may change the Cancellation Fee schedule to reduce all or any portion of the Fee.
     e. Automatic Cancellation of Redemption. A Member’s Redemption Notice shall automatically be cancelled to the extent the FHLBank is prevented from redeeming any Class B Stock which is the subject of the Notice within five (5) business days after the end of the Redemption Period because the Member would fail to maintain its minimum investment in the stock of the FHLBank after such redemption. The automatic cancellation of a Member’s Redemption Notice shall have the same effect as if the Member had cancelled its Redemption Notice pursuant to Section VI.7.d., including the applicability of the Cancellation Fee specified therein.
     8. Termination of Membership.
     a. Voluntary Withdrawal. Any Member may initiate its withdrawal from membership in the FHLBank by filing a Withdrawal Notice with the FHLBank. Within ten (10) calendar days of receiving such Withdrawal Notice, the FHLBank shall forward a copy of the Withdrawal Notice to the Finance Board. During the Withdrawal Period, the Member shall be entitled to dividends, voting rights, and other membership rights commensurate with continuing stock ownership. Subject to Section VI.8.d. and Sections VI.10., 11. and 12., and provided that the Withdrawal Notice has not been cancelled in accordance with Section VI.8.b., at the expiration of the Withdrawal Period, (a) the institution’s membership in the FHLBank shall terminate, (b) the FHLBank shall redeem, in immediately available funds at their par value (less any obligations due and owing by the institution to the FHLBank), the shares of Class B Stock owned by the institution on the date the Withdrawal Notice was filed and (c) the institution shall not be entitled to any other rights or privileges accorded to Members; provided, however, that the institution may receive dividends earned pursuant to Section VI.5.b., to the extent that those dividend payments exceed any such obligations due and owing to the FHLBank. If the FHLBank is unable to redeem the shares of Class B Stock at the end of the Withdrawal Period because of restrictions set forth in this Capital Plan, the Act or the Regulations, the FHLBank may redeem the shares, without further notice or waiting period, when and as permitted by this Capital Plan and, if applicable, permitted or required by the Finance Board. If at any time the FHLBank is able to redeem some, but not all, of the shares of Class B Stock subject to Withdrawal Notices, the FHLBank shall honor the Withdrawal Notices on a first come/first served basis, based upon the date and time such Withdrawal Notices became effective. The Withdrawal Period shall automatically commence for any additional shares of Class B Stock acquired by the institution (by purchase or in the form of Stock Dividends) after the date the Withdrawal Notice initially was filed on the date the additional shares are received. In its sole discretion, the FHLBank may repurchase such after-acquired shares from time to time, provided that they are not required to support any indebtedness of the institution to, or business transaction of the institution with, the FHLBank.
     b. Cancellation of Withdrawal Notice. A Member shall have thirty (30) calendar days from the date the FHLBank receives the Member’s Withdrawal Notice to submit a Cancellation Notice to the FHLBank and to cancel the Withdrawal Notice without penalty or fee. If a Member desires to cancel a Withdrawal Notice after the thirty (30) calendar day grace period has expired, the Member may do so by providing a Cancellation Notice to the FHLBank, but the FHLBank shall charge a Cancellation Fee, as a percent of the par value of the Class B Stock referenced in the Withdrawal Notice, based upon the year in which the Withdrawal Notice is cancelled according to the following initial schedule: two percent (2%) in the first year, three percent (3%) in the second year, four percent (4%) in the third year, five percent (5%) in the fourth year, and six percent (6%) in the fifth year. To be effective, the Cancellation Notice must be received by the FHLBank before the Withdrawal Notice becomes effective. From time to time, the FHLBank’s Board, in its sole discretion, may waive the Cancellation Fee if it has a bona fide business purpose for doing so and the waiver is consistent with Section 7(j) of the Act or may change the Cancellation Fee schedule to reduce all or any portion of the Fee. The FHLBank’s Board may, in its sole discretion, establish a Cancellation Fee applicable to Withdrawal Notices that is different than the Cancellation Fee applicable to Redemption Notices.

     c. Involuntary Withdrawal. The FHLBank’s Board may terminate the membership of any institution that (i) fails to comply with any requirement of this Capital Plan, the Act or any Regulation prescribed under the Act, in effect from time to time, (ii) becomes insolvent or otherwise subject to the appointment of a conservator, receiver, or other legal custodian under federal law or state law applicable to the institution, or (iii) would jeopardize the safety or soundness of the FHLBank if it were to remain a Member. The institution’s membership in the FHLBank shall terminate as of the date the FHLBank’s Board acts, at which time a five- (5-) year redemption period for the shares of Class B Stock owned by the institution on that date shall commence and after which the institution shall not be entitled to any rights or privileges accorded to Members; provided, however, the institution may receive dividends earned pursuant to Section VI.5.b. until its Class B Stock is redeemed. At the end of the redemption period provided for in this Section VI.8.c., and subject to Section VI.8.d., the FHLBank shall redeem, in immediately available funds at their par value (less any obligations due and owing by the institution to the FHLBank), the shares of Class B Stock owned by the institution on the date the institution’s membership in the FHLBank terminated. A five- (5-) year redemption period shall automatically commence for any shares of Class B Stock acquired by the institution as Stock Dividends after the date on which the institution’s membership in the FHLBank terminated. In its sole discretion, the FHLBank may repurchase such after-acquired shares from time to time, provided that they are not required to support any indebtedness of the institution to, or business transaction of the institution with, the FHLBank.
     d. Additional Conditions Relating to Withdrawal. A Member’s voluntary withdrawal pursuant to Section VI.3.a. or Section VI.8.a., or involuntary withdrawal pursuant to Section VI.8.c., as a Member of the FHLBank shall be effective as of the applicable date specified in each such Section and, thereafter, regardless of any shares of the FHLBank’s capital stock still held (as contemplated by the following sentence), the Member shall no longer be a Member and shall have no rights accorded to Members other than as are specified in the applicable Section. Notwithstanding the provisions of those Sections or any other provision of this Capital Plan, the FHLBank shall not redeem or repurchase shares of Class B Stock from an institution that has withdrawn from membership in the FHLBank, or that otherwise has had its membership in the FHLBank terminated, to the extent that those shares are required to support, at up to the Maximum Allocation Percentage in effect from time to time and applicable to the type of Mission Asset Activity, any indebtedness of the institution to, or business transaction of the institution with, the FHLBank until after such indebtedness or business transaction has been extinguished or settled. For purposes of determining the number of shares of Class B Stock required to support an institution’s remaining indebtedness to or business transactions with the FHLBank, all shares of Membership Stock held by the institution on the effective date of withdrawal, as well as all shares subsequently received as Stock Dividends, shall be classified as Activity Stock.

     e. Rejoining After Divestiture of All Shares of Stock. Except as provided herein, and notwithstanding any other provision of the Act, an institution that divests all shares of stock in the FHLBank or any other Federal Home Loan Bank may not, after such divestiture, acquire shares of the FHLBank before the end of a five (5) year period beginning on the date of the completion of such divestiture, except as provided in Section VI.9; provided, however, that if the divestiture was made prior to December 31, 1997, such institution may acquire shares of the FHLBank at any time after that date, subject to the Act and approval by the FHLBank and the Finance Board.
     9. Consolidation of Members.
     a. Consolidation of Members of the FHLBank. Upon consolidation of two or more Members of the FHLBank into one institution operating under the charter of one of the consolidating institutions, the transfer of Class B Stock owned by the disappearing institution(s) to the consolidated institution shall be deemed approved by the FHLBank. All shares of Class B Stock shall be allocated to the consolidated institution’s stock accounts pursuant to Section VI.2. hereof and any share of Class B Stock thereby in such consolidated institution’s Member Excess Stock Account may be redeemed in a manner consistent with the terms and conditions of this Capital Plan.
     b. Consolidation of a Member into a Member of Another Federal Home Loan Bank. If a Member is consolidated with and into a Member of a Federal Home Loan Bank other than the FHLBank, and, after the consolidation, the Member is to operate under the charter of the consolidated institution, the Member’s membership in the FHLBank shall terminate upon cancellation of its charter; provided, however, that if more than eighty percent (80%) of the assets of the consolidated institution are derived from the assets of the disappearing Member, then the consolidated institution shall continue to be a Member of the FHLBank. In the event of a termination as provided in this Section VI.9.b., liquidation of the Member’s shares of Class B Stock shall be in accordance with the Act and Section 925.29 of the Regulations.
     c. Consolidation of a Member into a Non-Member. If a Member is consolidated with and into an institution that is not a Member, the Member’s membership in the FHLBank shall terminate upon cancellation of the Member’s charter. In the event that the consolidated institution has its principal place of business within the District of the FHLBank, the consolidated institution shall have sixty (60) calendar days after the cancellation of the Member’s charter to notify the FHLBank that the consolidated institution intends to apply for membership in the FHLBank. The consolidated institution shall then have sixty (60) calendar days from the aforementioned notice to apply for membership in the FHLBank. Prior to membership approval for the consolidated institution, the disappearing institution may continue to hold any outstanding FHLBank advances and shares of Class B Stock, and the consolidated institution shall have the rights associated with such shares of Class B Stock. The consolidated institution shall, within sixty (60) calendar days of its approval for membership status, purchase shares of Class B Stock as necessary to satisfy the Member’s Membership Stock Account and Activity Stock Account requirements. If the consolidated institution does not apply for membership, or if its application for membership is denied, then the liquidation of any outstanding indebtedness owed to the FHLBank and the redemption of the Member’s shares of Class B Stock shall be carried out in accordance with the Act and Section 925.29 of the Regulations.
     10. Failure to Meet Capital Requirements. Notwithstanding any other provision of this Capital Plan, the FHLBank may not redeem or repurchase any shares of its capital stock if the FHLBank is not then in compliance with any one or more of its Capital Requirements or if, as provided in Section 931.7(c) of the Regulations, following the redemption or repurchase, the FHLBank would fail to meet any of its Capital Requirements or the Member would fail to maintain its minimum investment in the capital stock of the FHLBank as required by the Regulations and this Capital Plan.
     11. Capital Impairment. In accordance with Section 931.8(a) of the Regulations, the FHLBank may not and shall not redeem or repurchase any capital stock without the prior written approval of the Finance Board, if the Finance Board or the FHLBank’s Board has determined that the FHLBank has at the time of such proposed redemption or repurchase incurred, or is likely to incur, losses that result in, or are likely to result in, Charges Against the Capital of the FHLBank. This prohibition shall apply even if the FHLBank is in compliance with its Capital Requirements, and shall remain in effect for however long the FHLBank continues to incur such Charges, or until the Finance Board determines such Charges are not expected to continue, or otherwise in accordance with Finance Board Regulations and rulings.
     12. FHLBank’s Discretion to Suspend Redemption. In accordance with Section 931.8(b) of the Regulations, the FHLBank, upon the approval of the FHLBank’s Board, or a subcommittee thereof, may suspend the redemption of any of the FHLBank’s stock if the FHLBank reasonably believes that the continued redemption of stock would cause the FHLBank to fail to meet its Capital Requirements, would prevent the FHLBank from maintaining adequate capital against potential risk that may not be adequately reflected in its Capital Requirements, or would otherwise prevent the FHLBank from operating in a safe and sound manner. The FHLBank shall notify the Finance Board within two business days of the date of its decision to suspend the redemption of stock, informing the Finance Board of the reasons for the suspension and of the FHLBank’s strategies and timeframes for addressing the conditions that led to the suspension. The Finance Board may require the FHLBank to re-institute the redemption of stock. The FHLBank shall not repurchase any stock without the written permission of the Finance Board during any period in which the FHLBank has suspended redemption of stock under this Section VI.12.

     13. Transition Provision. The FHLBank shall comply with the minimum leverage and risk-based capital requirements specified in Sections 932.2 and 932.3 of the Regulations, respectively, and each Member shall comply with the minimum stock investment established in this Capital Plan, as of the Effective Date of this Capital Plan. Any Member who immediately prior to the Effective Date does not have sufficient FHLBank stock to exchange for new Class B Stock on the Effective Date to meet its minimum stock investment requirements as set forth in this Capital Plan shall, pursuant to Section VI.3., of this Capital Plan, bring itself into compliance with such requirements as of the Effective Date.
ARTICLE VII
LIQUIDATION OR MERGER OF THE FHLBANK
     In the event that the FHLBank is liquidated, or is merged or otherwise consolidated with another Federal Home Loan Bank, the rights and obligations of the Members shall be as follows: (A) If the FHLBank is merged or otherwise consolidated into another Federal Home Loan Bank (an “FHLB”), the Members shall have the option (after reasonable notice) to (1) receive par value for each share of Class B Stock then owned by the Members; provided, however, that (i) the FHLBank first meets its financial obligations to all non-Member creditors of the FHLBank (excluding the purchasing FHLB and/or the FHLB into which the FHLBank is to be merged); (ii) the FHLBank retains sufficient reserve funds to accommodate reasonable debts that may arise or accrue after the date of the merger or consolidation (excluding debts related to the merger); (2) remain Members of the FHLB into which the FHLBank is merged by converting or exchanging shares of Class B Stock for the stock of the surviving FHLB and by satisfying the terms and conditions set by the surviving FHLB and the FHLBank for such conversion or exchange, subject to the rights and obligations of Members of such surviving FHLB; or (3) accept other terms and conditions as may be presented to the Members at the time of the merger and/or consolidation. (B) If another FHLB is merged or consolidated into the FHLBank, Members’ rights and obligations with respect to their Class B Stock shall continue to be as outlined in this Capital Plan as such Capital Plan may be modified and/or restated from time to time. (C) If the FHLBank is liquidated, the assets of the FHLBank shall be distributed as then directed by the FHLBank’s Board in compliance with this Capital Plan, the Act, the Regulations and any applicable rulings made by the Finance Board.
     The provisions of this Article VII are subject to the right of the Finance Board otherwise to liquidate, merge or consolidate the FHLBank in accordance with the authority granted to the Finance Board by the Act and the Regulations.

ARTICLE VIII
PERIODIC REVIEW AND AMENDMENT
     1. Periodic Review. The FHLBank’s Board shall monitor and adjust, as necessary, the numbers of shares of Class B Stock required to be held in Members’ Membership Stock Accounts and Activity Stock Accounts to ensure that the amounts invested are sufficient to allow the FHLBank to comply with its Capital Requirements. In addition, to maintain prudent capitalization and ongoing compliance with the Act and the Regulations, the FHLBank’s Board shall review the FHLBank’s Capital Plan at least once every calendar year to determine whether any amendments are required. Pursuant to and consistent with the Act and the Regulations of the Finance Board, the FHLBank shall amend this Capital Plan as set forth in Section VIII.2. herein to effectuate any changes deemed necessary.
     2. Amendment. The FHLBank’s Board may, from time to time, adopt amendments to this Capital Plan. All amendments shall be submitted to and approved by the Finance Board before such amendments will be effective. After receipt of approval from the Finance Board, such amendments shall be effective fifteen (15) days after the mailing or electronic posting of notice to the Members, unless another date is specified in the notice.
ARTICLE IX
MISCELLANEOUS
     1. Prompt Compliance: Use of Member Demand Deposit Accounts. Each Member shall comply promptly with the terms and conditions of this Capital Plan and with any changes thereto that may be adopted by the FHLBank from time to time, including any changes that may lead to an increase in the number of a Member’s Required Shares. On or before the effective date of any such change, the Member shall place sufficient immediately available funds in its demand deposit account with the FHLBank to cover any necessary purchase of additional Required Shares. In order to effectuate prompt compliance, the FHLBank is authorized to issue stock in the name of a Member and to withdraw appropriate payment from the Member’s demand deposit account.
     2. Maintenance and Interpretation of the Plan. The President of the FHLBank and/or his designees shall have the right and the responsibility to (a) establish operating procedures for implementation and maintenance of this Capital Plan and (b) interpret any issues that may arise with respect to the application of the Capital Plan and its effect on any one or more Members of the FHLBank in a manner consistent with the Act and the Regulations.
     3. Errors Discovered in Capital Stock Calculations. In the event that any inadvertent error(s) are discovered regarding calculations made in reference to a Member’s Required Shares and/or its Member Excess Stock, the FHLBank shall immediately correct such errors and make such adjustments as are warranted to remedy the discovered error(s).

     4. Liquidation of Claims Against a Member. Claims of the FHLBank against a Member, including claims for any applicable prepayment fees or penalties resulting from prepayment of advances prior to stated maturity, shall be liquidated in an orderly manner, as determined by the FHLBank.
     5. Calculation of Time Periods. Except for time periods related to the calculation and payment of dividends, whenever any time period specified in this Capital Plan ends on a day on which the FHLBank is not open for business, the time period shall be deemed to end on the following business day.
     6. Limitation on Discretion. Any discretion granted to the FHLBank’s Board under this Capital Plan shall be limited by applicable authority accorded to the Finance Board pursuant to the Act and the Regulations.
     7. Good Faith Determination. The Board of Directors of the FHLBank certifies that it has made a good faith determination that the FHLBank will be able to implement this Capital Plan and that the FHLBank will be in compliance with its regulatory total capital requirement and its regulatory risk-based capital requirement after this Capital Plan is implemented.

Capital Plan of the Federal Home Loan Bank of Cincinnati
Schedule A Relating to Section VI.4.a.i.: Membership Stock
Illustrative Allocations of Membership Stock Among Members
•	The total amount of required Membership Stock shall be determined by the FHLBank and shall be allocated among Members based on a range of percentages applied to each Member’s Total Assets, subject, however, to a minimum Membership Stock investment requirement of no less than One Thousand Dollars ($1,000) or more than Fifty Thousand Dollars ($50,000) and a maximum Membership Stock investment requirement of no less than Twenty-Five Million Dollars ($25,000,000) or more than Two Hundred Million Dollars ($200,000,000).

•	Illustrative minimum and maximum Membership Stock investment requirements follow:
Minimum — $1,000 (One Thousand Dollars)
Maximum — $100,000,000 (One Hundred Million Dollars)
•	The range of percentages shall vary inversely with the amount of each Members’ Total Assets. Such percentages shall vary from three-tenths of one percent (0.30%) to three-hundredths of one percent (0.03%).

•	An illustrative range of percentages follows:

Total Amount of Member’s Assets (Dollars in Billions)	Percentage for Membership Stock Allocation

$0 — $25	0.15 percent
Greater than $25 to $50	0.10 percent
Greater than $50 to $75	0.07 percent
Greater than $75 to $100	0.05 percent
Greater than $100	0.03 percent
•	The amount of Membership Stock computed from applying the range of percentages is cumulative. For example, a Member with Total Assets of $60.0 billion shall be required to hold Membership Stock as the sum of (i) the first $25.0 billion of Total Assets at a rate of 0.15 percent, (ii) the next $25.0 billion Total Assets at a rate of 0.10 percent, and (iii) the last $10.0 billion of Total Assets at a rate of 0.07 percent. Such Member would be required to hold $69.5 million of Membership Stock.

•	If the maximum Membership Stock requirement is $100.0 million and the range of percentages is as given in the illustration above, any Member with Total Assets of $125.0 billion or greater would be required to hold the maximum of $100.0 million in Membership Stock.
Provision for Determination of Membership Stock Amount
The examples above are illustrative only. As specified in Article VI, Section 4.a.i., the actual range of percentages and minimum and maximum Membership Stock investment requirements shall be announced by the FHLBank’s Board of Directors with at least thirty (30) days prior written notice to all Members.
(As amended December 1, 2008, effective January 5, 2009.)

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